EXHIBIT 99.1

Electroglas Announces Third Quarter Fiscal 2006 Results

          SAN JOSE, Calif., March 23 /PRNewswire-FirstCall/ -- Electroglas, Inc. (Nasdaq: EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today reported its operating results for the third fiscal quarter 2006 ended March 4, 2006.

          Revenue for the third quarter was $11.3 million. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $4.2 million, or $0.19 per share. At March 4, 2006, the Company had cash and investments of $31.7 million, or approximately $1.44 per share.

          ”Electroglas’ revenue was within our guidance range,” said Keith Barnes, Electroglas Chairman and CEO.  “The incoming order rate was strong in the quarter and we built a good backlog position for next quarter.”

          Fourth Fiscal Quarter 2006 Business Outlook

          Electroglas expects revenue for the fourth fiscal quarter of 2006 to be in the $14.0-$16.0 million range and improving through the year as the Company’s new products are adopted by new and existing customers.

          Investor Conference Call Details

          Electroglas’ management plans to hold a teleconference on its third fiscal quarter results, along with its outlook for the fourth fiscal quarter 2006, today beginning at 2:00 p.m. PT, 5:00 p.m. ET.  Interested parties who wish to attend the teleconference may call 800-895-1549 (United States); 785-424-1057 (International), Conference ID is EGLS, and are asked to do so approximately 10 minutes before the teleconference is scheduled to begin.  No reservations are required.  The teleconference will be available via webcast from the Company’s website at www.electroglas.com.

          About Electroglas

          Electroglas is a leading supplier of innovative wafer probers, prober-based test handlers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing. Headquartered in San Jose, California, the Company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas’ stock trades on the Nasdaq National Market under the symbol “EGLS.” More information about the Company and its products is available at www.electroglas.com.

          Safe Harbor Statement

          This news release contains forward-looking statements including statements relating to the current business condition in the semiconductor industry including orders and revenue; Electroglas’ business outlook; and expectations regarding revenue in the fourth fiscal quarter of 2006.  These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, a prolonged downturn in the semiconductor and electronics industries, a downturn or decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas’ products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies.  Electroglas assumes no obligation to update this information.  For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas’ business in general, see the risk disclosures in Electroglas’ SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.

ELECTROGLAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(unaudited)

	Three months ended		Nine months ended

	March 4, 2006	Feb. 26, 2005	March 4, 2006	Feb. 26, 2005

Net sales	$11,305	$8,426	$30,868	$40,815
Cost of sales	7,937	7,893	23,563	26,417

Gross profit	3,368	533	7,305	14,398
Operating expenses:
Engineering, research and development	2,856	3,505	8,784	10,035
Sales, general and administrative	4,226	4,592	11,173	16,234
Restructuring and impairment charges	—	4,214	328	5,232

Total operating expenses	7,082	12,311	20,285	31,501

Operating loss	(3,714)	(11,778)	(12,980)	(17,103)
Interest expense, net	(307)	(406)	(739)	(1,445)
Gain on settlement of long term payable	—	—	—	8,273
Gain on sale of investment	—	3,545	—	3,545
Other expense, net	(195)	(161)	(339)	(226)

Loss before income taxes	(4,216)	(8,800)	(14,058)	(6,956)
Provision (benefit) for income taxes	8	(11)	(627)	5

Net loss	$(4,224)	$(8,789)	$(13,431)	$(6,961)

Net loss per share, basic and diluted	$(0.19)	$(0.40)	$(0.61)	$(0.32)

Shares used in calculations	21,911	21,713	21,854	21,609

Reconciliation of GAAP to Non-GAAP Financial Information.

In addition to disclosing results in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations that exclude certain unusual charges, gains, or benefits. Management believes the non-GAAP measures help indicate underlying trends in Electroglas’ business, and management uses non-GAAP measures to establish operational goals.  Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) loss to non-GAAP net loss (unaudited):

	Three months ended		Nine months ended

	March 4, 2006	Feb. 26, 2005	March 4, 2006	Feb. 26, 2005

GAAP loss before income taxes	$(4,216)	$(8,800)	$(14,058)	$(6,956)
Non-GAAP adjustments:
Restructuring and impairment charges	—	4,214	328	5,232
Gain on settlement of long term payable	—	—	—	(8,273)
Gain on sale of investment	—	(3,545)	—	(3,545)

Non-GAAP loss before income taxes	$(4,216)	$(8,131)	$(13,730)	$(13,542)
Income tax provision (benefit)	8	(11)	(627)	5

Non-GAAP net loss	$(4,224)	$(8,120)	$(13,103)	$(13,547)

Non-GAAP net loss per share, basic and diluted	$(0.19)	$(0.37)	$(0.60)	$(0.63)

ELECTROGLAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 4, 2006	May 31, 2005

ASSETS
Current assets:
Cash and short term investments	$25,703	$46,929
Accounts receivable, net	11,017	5,670
Inventories, net	17,139	16,983
Prepaid expenses and other current assets	2,556	3,044

Total current assets	56,415	72,626
Long term investments	5,952	977
Property, plant and equipment, net	5,301	6,136
Other assets, net	2,564	4,251

Total assets	$70,232	$83,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,314	$7,163
Accrued liabilities	6,641	8,260
Deferred revenue	1,584	1,837

Total current liabilities	17,539	17,260
Convertible subordinated notes	31,781	32,413
Non-current liabilities	1,608	1,885
Stockholders’ equity	19,304	32,432

Total liabilities and stockholders’ equity	$70,232	$83,990

SOURCE  Electroglas, Inc.
          -0-                                        03/23/2006
          /CONTACT:  Candi Lattyak, Investor Relations of Electroglas, Inc., +1-408-528-3801, or clattyak@electroglas.com/
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